Samaritan Announces Update on Pharmaplaz Funding

LAS VEGAS November 9, 2007—Samaritan Pharmaceuticals, Inc. (AMEX:LIV — News) announces that on October 16, 2007, Samaritan announced that it received $8.6 million payment under a commercialization agreement with Pharmaplaz for its HIV Drug. Samaritan received the payment of the $8,600,000 by check which has been returned for insufficient funds. Upon notice of the returned check, Pharmaplaz assured Samaritan they have every intention of making the check good and wire transferred $750,000 into the account of Samaritan as a demonstration of good faith. Pharmaplaz has stated they have short term liquidity challenges and has given Samaritan reasonable assurances that the balance will be forthcoming. To date, under the commercialization agreement with Pharmaplaz, the amount of funds received from Pharmaplaz is $2,100,000, and the CEO of Pharmaplaz on May 15, 2007 signed a personal guarantee and on May 21, 2007 a stock pledge agreement for 943,291 (split-adjusted) shares of Samaritan Pharmaceuticals to guarantee the balance of the $7,850,000. Samaritan is in communication with Pharmaplaz to collect the remaining balance due and expects to receive the balance due by the end of the year.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals stated, “Pharmaplaz has been an avid supporter of Samaritan, they have demonstrated their commitment to the HIV drug licensing deal with $2,100,000. The blip they are experiencing converting assets into cash will hopefully be resolved shortly.”

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-10T1 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Investor Relations

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com